Exhibit 99.1

Release No. 0106-04      FOR IMMEDIATE RELEASE

January 25, 2006

RAYMOND JAMES FINANCIAL, INC.
REPORTS RECORD RESULTS IN FIRST QUARTER

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. today reported a 15 percent increase in unaudited net income to a record $45,109,000, or $0.60 per diluted share, for the first quarter ended December 31, 2005, on net revenues of $526,536,000. In comparison, the firm reported net income of $39,243,000, or $0.52 per diluted share, for fiscal 2005’s first quarter.
“In spite of the fact that the first fiscal quarter of 2006 was comprised of 13 weeks contrasted to 14 last year, revenues increased by 10 percent,” stated Chairman and CEO Thomas A. James.
“A 62 percent increase in gross interest income accounted for the majority of the increase, supplemented by increases in investment advisory and investment banking fees. Commissions and fees were up 3 percent, even though there were fewer production days.
“Aided by a $10 million increase in net interest, quarterly net income exceeded $45 million, resulting in the second consecutive record quarter,” James continued. “Diluted earnings per share reached $0.60. While corporate earnings growth shows signs of slowing down and oil prices continue at record levels, the economic outlook is still generally positive, suggesting a benign environment for the financial services industry, as it appears that tightening by the Fed is nearing an end.”
The company will conduct its quarterly conference call January 26 at 4:15 p.m. EST. The telephone number is 800-773-5520. The call will also be available on demand on the company’s Web site, raymondjames.com, under “About Raymond James Financial,” “Financial Reports.”
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Release No. 0106-04       Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd., have more than 4,800 financial advisors serving approximately 1.2 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently over $156 billion, of which approximately $28 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements -regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters - a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2005 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.

Financials follow. For additional information, contact Steve Valley at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.htm.

	Raymond James Financial, Inc.
	Unaudited Report
	For the first quarter ended December 31, 2005
	(all data in thousands, expect per-share earnings)

	First Quarter
	2006	2005	% Change

Gross revenues	$ 575,347	$ 524,377	10%
Net revenues	526,536	498,985	6%
Net income	45,109	39,243	15%

Net income per share - diluted	$ 0.60	$ 0.52	15%
Weighted average common and common
equivalent shares outstanding - diluted	75,757	75,334

Balance Sheet Data
	December 2005	September 2005

Total assets	$ 9.1 bil.	$ 8.3 bil.
Shareholders' equity	$1,316 mil.	$1,242 mil.
Book value per share	$17.12	$16.43

	Management Data
		Quarter Ended
	December 2005	December 2004	September 2005
Total financial advisors:
United States	4,544	4,494	4,591
Canada	311	277	295

# Lead managed/co-managed
Corporate Public offerings U.S.	27	26	32
Corporate Public offerings in Canada	14	8	5

Financial assets under management	$ 28.1 bil.	$ 25.1 bil.	$ 27.5 bil.

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	Quarter Ended
	December	September
	2005	2005

Client Assets	$ 156 bil.	$ 151 bil.
Client Margin Balances	$1,293 mil.	$1,230 mil.
Client Trade Volume	2,178,000	2,278,000

	Year Ended
	December 31,	December 31,
	2005	2004
	(000's)
Revenues:
Private Client Group	$ 375,745	$ 339,948
Capital Markets	106,604	117,019
Asset Management	46,950	39,955
RJBank Emerging Markets Stock Loan/Borrow	17,854 13,809 11,616	8,983 9,210 6,825
Other	2,769	2,437
Total	$ 575,347	$ 524,377

Income Before Provision for Income Taxes and Minority Interest:
Private Client Group	$ 36,811	$ 30,783
Capital Markets	14,575	17,309
Asset Management	11,014	8,383
RJBank Emerging Markets Stock Loan/Borrow	3,201 2,210 2,224	3,252 1,046 1,046
Other	1,300	2,986
Pre-tax Income	71,335	64,805

Minority Interest	(515)	1,589

Total	$ 70,820	$ 66,394

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RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
Quarter-to-Date
(in thousands, except per share amounts)
	Three Months Ended
	December 31,	December 31,	%	September 30,	%
	2005	2004	Change	2005	Change
Revenues:
Securities commissions and fees	$366,476	$357,469	3%	$373,702	(2%)
Investment banking	29,714	28,505	4%	62,730	(53%)
Investment advisory fees	42,746	37,452	14%	42,196	1%
Interest	88,050	54,416	62%	67,400	31%
Net trading profits	5,857	9,752	(40%)	4,693	25%
Financial service fees	23,052	22,410	3%	21,349	8%
Other	19,452	14,373	35%	21,861	(11%)

TOTAL REVENUES	575,347	524,377	10%	593,931	(3%)

Interest Expense	48,811	25,392	92%	30,370	61%
NET REVENUES	526,536	498,985	6%	563,561	(7%)

Non-Interest Expenses
Compensation, commissions and benefits	366,619	348,909	5%	389,342	(6%)
Communications and information processing	24,596	21,199	16%	24,675	0%
Occupancy and equipment costs	17,402	16,053	8%	18,378	(5%)
Clearance and floor brokerage	5,766	5,466	5%	6,049	(5%)
Business development	17,131	14,744	16%	20,500	(16%)
Other	24,202	26,220	(8%)	35,752	(32%)

TOTAL NON-INTEREST EXPENSES	455,716	432,591	5%	494,696	(8%)

Income before provision for income taxes	70,820	66,394	7%	68,865	3%
Provision for income taxes	26,226	25,562	3%	28,837	(9%)
Minority Interest	(515)	1,589	(132%)	(4,696)	89%
Net Income	$ 45,109	$ 39,243	15%	$ 44,724	1%
Net Income per share-basic	$ 0.61	$ 0.53	15%	$ 0.60	2%
Net Income per share-diluted	$ 0.60	$ 0.52	15%	$ 0.59	2%
Weighted average common shares
outstanding-basic	74,334	74,002		73,945
Weighted average common and common
equivalent shares outstanding-diluted	75,757	75,334		75,846